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ITEM 6(a) EXHIBITS

EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                 (in thousands except per common share data)

                                                 THREE MONTHS ENDED         SIX MONTHS ENDED
                                                      JUNE 30                    JUNE 30
                                                ----------------------------------------------
PRIMARY:                                           1997       1996           1997        1996
                                                   ----       ----           ----        ----

Weighted average shares outstanding               21,051      20,972        20,971      20,949
                                                 =======     =======       =======     =======

Net Income                                       $28,618     $25,060       $55,037     $45,696

Less convertible preferred stock dividends         1,797          --         3,594          --
                                                 -------     -------       -------     -------

Total                                            $26,821     $25,060       $51,443     $45,696
                                                 =======     =======       =======     =======


Net Income - per share                             $1.27       $1.19         $2.45       $2.18
                                                 =======     =======       =======     =======
FULLY DILUTED:

Weighted average of shares outstanding            21,051      20,972        20,971      20,949

Assumed conversion of common stock equivalents         8          75             9          79

Assumed conversion of convertible securities       2,447          --         2,447          --
                                                 -------     -------       -------     -------

Total                                             23,506      21,047        23,427      21,028
                                                 =======     =======       =======     =======

Net income                                       $28,618     $25,060       $55,037     $45,696

Add convertible debenture interest, net
  of federal income tax                               58          61           114         123
                                                 -------     -------       -------     -------

Total                                            $28,676     $25,121       $55,151     $45,819
                                                 =======     =======       =======     =======


Net income - per share                             $1.22       $1.19         $2.35       $2.18
                                                 =======     =======       =======     =======
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